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EXHIBIT 10.14

SUBLEASE

    THIS SUBLEASE, dated as of April 25, 2000, is made between ConAgra, Inc., a Delaware corporation ("ConAgra, Inc.) and X.Com Corporation, a California corporation ("X.Com").

    WHEREAS, by Lease dated January   , 2000 (the "Master Lease") by and between Metro-Omaha Associates, L.L.C., as Landlord ("Landlord") and ConAgra, as Tenant, Landlord leased to ConAgra certain premises located on the third and fourth floors (the "Premises") of the building commonly known as 11128 John Galt Boulevard, Omaha, Nebraska (the "Building") (a copy of the Master Lease is attached hereto as Exhibit "A"); and

    WHEREAS, X.Com desires to sublease from ConAgra a portion of the Premises.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. Sublease. Subject to the consent of Landlord, ConAgra hereby subleases to X.Com and X.Com subleases from ConAgra that portion of the Premises consisting of approximately 23,117 rentable square feet of space composed of approximately 12,812 rentable square feet of space on the third floor and 10,305 rentable square feet of space on the fourth floor of the Building as shown on Exhibit "B" hereto (the "Subleased Premises"). Following completion of the Construction Plan as set forth in Exhibit "C", the actual rentable area of the Subleased Premises shall be determined in accordance with the Standard Method for Measuring Floor Area in Office Buildings, Approved June 7, 1996 ("BOMA Standards") by the American National Standards Institute, Inc. (ANSI/BOMA 265.1-1996). X.Com agrees to comply with all terms, covenants, conditions and obligations of the "Tenant" identified in the Master Lease as if X.Com were the "Tenant" under such Master Lease, including but not limited to all rules and regulations of the Building referred to in paragraph 14 of the Master Lease.

    2. Term. The "Term" of this Sublease shall commence on April 17, 2000, ("Commencement Date") and, unless terminated earlier in accordance with the terms of this Sublease, shall end on May 31, 2003 ("Expiration Date"). X.Com may have access to that portion of the Subleased Premises on the fourth floor from and after April 1, 2000, and may have access to that portion of the Subleased Premises on the third floor from and after May 1, 2000. In the event X.Com accesses the Subleased Premises, or any part thereof, for purposes of constructing improvements prior to April 17, 2000, X.Com shall be subject to all terms, covenants and conditions of the Sublease and the Master Lease other than those relating to payment for Basic Rent or Additional Rent. In the event that ConAgra's right to possession shall be terminated for any reason, this Sublease shall terminate simultaneously with the termination of ConAgra's right to possession.

    3. Use. X.Com shall occupy and use the Subleased Premises only for office use in the conduct of X.Com's business and not for any other purposes. No more than two hundred fifty (250) people shall be permitted to occupy the Subleased Premises at any one time without the prior written consent of ConAgra and Landlord.

    4. Rent. X.Com shall pay, without deduction or setoff, as Basic Rent to ConAgra the total sum of the following:

4/17/2000 through 5/31/2002 - $26,006.63 per month
6/01/2002 through 5/31/2003 - $28,896.25 per month

The above rental is computed at the rate of $13.50 per rentable square foot per rentable square foot per year net of electrical charges for the period through May 31, 2002 and at the rate of $15.00 per rentable square foot per year net of electrical charges for the period June 1, 2002, through May 31, 2003. Rental due for any portion of a month shall be prorated.

    The first such installment of Basic Rent shall be due and payable upon execution of this Sublease and, except as provided in paragraph 2, above, shall thereafter be due and payable in advance on the first day of each calendar month of the Term commencing with May, 2000. In addition to the foregoing, X.Com shall be responsible for and pay (i) to the utility providing such service all charges for electric service used in the Subleased Premises as and when such charges come due, and (ii) to ConAgra 63.8715 per cent of the "Additional Rent" due from ConAgra to Landlord pursuant to paragraph 3(c) of the Master Lease as and when such "Additional Rent" is due from ConAgra to Landlord. All sums required to be paid by X.Com hereunder to ConAgra are sometimes collectively referred to as, and shall constitute, "rent". All rent and other sums payable hereunder shall be payable at the office of The Mega Corporation, 14301 FNB Parkway, Suite 100, Omaha, Nebraska, 68154, or at such other location or to any agent designated in writing by ConAgra. X.Com shall, in addition to any other sums hereunder, pay a late charge ("Late Charge") equal to five percent (5%) of any amount due hereunder that has not been paid to ConAgra within five (5) days after written notice that such amount is due, provided, however, that to the extent that this provision for Late Charge duplicates any provision in the Master Lease, then X.Com shall be required only to pay the greater of (a) the Late Charge provided in the Master Lease, or (b) the Late Charge provided herein.

    Basic Rent to be paid per month, as set forth above, and the percentage of the "Additional Rent" due from ConAgra to Landlord to be paid by X.Com shall be adjusted to reflect the actual rentable area of the Subleased Premises determined according to BOMA Standards in accordance with Paragraph 1, above.

    5. Security Deposit. X.Com has, upon execution of this Sublease, deposited with ConAgra the sum of $54,000.00 to be held by ConAgra as security for the faithful performance by X.Com of all the terms, covenants, and conditions of this Sublease to be kept and performed by X.Com during the Term hereof. If X.Com fails to keep or perform any of the terms, covenants or conditions of this Sublease, including but not limited to the provisions relating to the payment of Basic Rent and Additional Rent, ConAgra may (but shall not be required to) use, apply or retain all or any part of said security deposit to perform X.Com's obligations and if the security deposit is so used or applied, X.Com shall within five (5) days after written demand therefor, deposit cash with ConAgra in an amount sufficient to restore the security deposit to its original amount and ConAgra's failure to do so shall be material breach of this Sublease. ConAgra shall not be required to keep this security deposit separate from its general funds, and X.Com shall not be entitled to interest on such deposit. If X.Com shall fully and faithfully perform every provision of this Sublease to be performed by it, the security deposit or any balance thereof shall be returned to X.Com at the expiration of the Term. In the event ConAgra unconditionally assigns its rights under the Master Lease, said security deposit shall be transferred and paid to ConAgra's successor in interest and X.Com shall thereafter look solely to said successor for the return of and accounting for said security deposit and ConAgra shall have no further liability therefor.

    6. Condition of Premises. The Subleased Premises shall be delivered to X.Com in its "AS IS" condition. X.Com agrees that ConAgra has no obligation to alter or repair the Subleased Premises or to prepare the same in any way for X.Com's occupancy or use. All improvements to the Subleased Premises shall be constructed at X.Com's sole cost and expense, except as set forth in paragraph 12. Notwithstanding the foregoing, ConAgra hereby grants to X.Com a finish allowance ("Finish Allowance") of up to $216,000.00 to be expended by X.Com on improvements to the Subleased Premises, including but not limited to architectural fees, cabling for computer and phone lines, legal fees, carpet and paint. The following provisions of this paragraph 6 shall govern the use and payment of such Finish Allowance:

      (a) With the exception of those improvements in the preceding sentence, the Finish Allowance shall be used only for those additional items which are mutually agreed upon by the ConAgra and X.Com and designated as items for which the Finish Allowance shall be used.

      (b) All provisions of paragraph 8 of the Master Lease shall apply to such Finish Allowance and the improvements for which it is used.

      (c) Upon completion of the improvements for which the Finish is used, ConAgra shall pay to X.Com, in cash, upon presentation of lien waivers executed by the persons or entities constructing such improvements and receipts from such persons showing payment for the improvements for which reimbursement is sought, up to the amount of the Finish Allowance. X.Com shall be solely responsible for the payment of any labor, materials or other costs for improvements in excess of the amount of the Finish Allowance. In the event the cost of improvements for which the Finish Allowance is sought and is payable does not equal $216,000.00, ConAgra shall be entitled to retain the difference.

    7. Care of Premises. X.Com shall not damage or deface the walls, floors, ceilings, nor make holes for the hanging of pictures (other than with standard picture hangers) or make or suffer to be made any waste, obstruction or unlawful, improper or offensive use of the Subleased Premises, or make any improvements, alterations, changes, additions, repairs or replacements in or to the Subleased Premises without ConAgra's and Landlord's prior written consent. X.Com shall not cause damage to any part of the Building or the property of Landlord or ConAgra nor disturb the quiet enjoyment of any other tenant in the Building.

    8. Inspection. ConAgra and Landlord shall have the right at any time in case of emergency and at other reasonable times upon 24 hours prior written notice, to enter the Subleased Premises to inspect the same and to make such repairs and alterations as either ConAgra or Landlord shall see fit, provided ConAgra and Landlord shall use reasonable efforts not to disrupt X.Com's business.

    9. Surrender of Subleased Offices. Upon the termination of this Sublease, X.Com shall immediately vacate and surrender the Subleased Premises. The Subleased Premises shall be surrendered in the same condition as they were at the Commencement Date (except X.Com shall have no obligation to remove any initial tenant improvements or other improvements consented to by ConAgra and Landlord), ordinary wear and tear and damage by fire or other casualty not caused by X.Com excepted. Notwithstanding the foregoing, if X.Com has entered into a Lease Agreement with Landlord for a term that commences on the expiration of the Sublease, the terms of the Lease shall control and X.Com shall not be required to vacate and surrender the Subleased Premises.

    10. Assignment and Subletting.

    (a) Consent Required. X.Com shall not assign or sublet all or any part of X.Com's interest in this Sublease or in the Subleased Premises, without ConAgra's and Landlord's prior written consent, which consents shall not be withheld or delayed unreasonably.

    (b) Release of X.Com. Should ConAgra and Landlord provide their consents pursuant to paragraph 10(a), or in the event of an assignment or subletting pursuant to paragraph 10(b), X.Com shall not be relieved of any obligations hereunder including the financial obligation.

    (c) Profits of Sublease. Any profits received from the sublease shall be divided equally between ConAgra, Landlord and X.Com, after the amortization of subleasing costs.

    11. ConAgra's Obligations. ConAgra shall have no obligation to provide X.Com with any services or to fulfill any of the other obligations which Landlord is required to provide or fulfill under the Master Lease, nor shall ConAgra have an obligation to repair, restore or rebuild any damaged or destroyed portion of the Building or improvements on the Subleased Premises or any fixtures or equipment therein. ConAgra does not warrant the Landlord will perform its obligations under the Master Lease and X.Com shall not be relieved of any of its obligations hereunder for any failure of the Landlord to perform any services except X.Com shall be relieved of its obligations only to the extent that ConAgra is relieved under the Master Lease. Notwithstanding the foregoing, ConAgra shall use reasonable and diligent efforts to cause Landlord to perform its obligations under the Master Lease.

    12. Utilities. Electrical service to the Subleased Premises shall be measured by a separate meter serving the Subleased Premises, which shall be installed at Landlord's expense, and X.Com shall pay, directly to the utility providing such service to X.Com, as and when it comes due, all charges for electric service used in the Subleased Premises.

    13. Other Services. Landlord shall provide those services set forth, and in accordance with, paragraph 6 of the Master Lease.

    14. Right of First Refusal. X.Com shall have a Right of First Refusal upon the following terms and conditions:

      (a) Eligibility to Exercise Right of Refusal: Provided that (1) X.Com is not in default of any term or condition of this Sublease or of the Master Lease, and (b) this Sublease and the Master Lease are still in full force and effect and that neither one has been terminated, X.Com is given the Right of Refusal as hereinafter defined.

      (b) Right of Refusal: During the term of the Sublease, X.Com shall have a Right of First Refusal to lease the remaining approximately 13,076 rentable square feet of the Premises as shown on Exhibit "B" hereto ("Expansion Space"). If ConAgra receives from a bona fide third party prospective subtenant a written offer to sublease said Expansion Space which ConAgra and Landlord are willing to accept, then ConAgra shall notify X.Com in writing of such offer. If X.Com does not give ConAgra written notice of its agreement to sublease the Expansion Space within ten (10) days of receiving such notice from ConAgra, and execute a sublease amendment for all of such Expansion Space within thirty (30) days after receiving such notification from ConAgra, X.Com shall have no further rights to such Expansion Space and ConAgra shall have no liability to X.Com with respect to such Expansion Space.

      (c) Terms: If X.Com exercises its Right of First Refusal to sublease the Expansion Space in accordance with this paragraph 14, the following terms shall apply:

         (i) All of the terms, covenants and conditions for the Expansion Space, including but not limited to Base Rent and Additional Rent, shall be those as are contained in the offer by the prospective subtenant.

        (ii) X.Com must sublease all of the Expansion Space.

      (d) Right Personal: The Right of First Refusal granted to X.Com in this paragraph 14 is personal to X.Com or an Affiliate of X.Com to whom the Subleased Premises has been assigned or sublet, and which assignment or subletting has been approved by ConAgra and Landlord in accordance with paragraph 10, and may be exercised only by X.Com or such approved Affiliate while occupying the Subleased Premises. This Right of First Refusal may not be assigned separate or apart from this Sublease, nor may this Right of First Refusal be separated from this Sublease in any manner, either by reservation or otherwise.

    15. Waivers. All waivers must be in writing and signed by the waiving party. ConAgra's or X.Com's failure to enforce any provision of this Sublease or its payment or acceptance of rent shall not be a waiver and shall not prevent either party from enforcing any provision of this Sublease in the future. No waiver by ConAgra or X.Com of any provision or default hereunder, whether in a single instance or repeatedly, shall be deemed a future waiver of such provision or default or of any other provision or default.

    16. Subordination. This Sublease and all rights of X.Com are and shall be subject and subordinate to the Master Lease and to all mortgages, ground leases, leasehold mortgages, encumbrances, covenant, restriction and other rights, if any, to which the Master Lease and ConAgra's interest herein are subject and subordinate.

    17. Indemnification. X.Com agrees not to do or permit to be done any act or thing or neglect to take any action which will constitute a breach or violation of any of the terms, covenants or conditions or provision of the Master Lease or which will make ConAgra liable for any damages, claims, fines, costs or penalties under the Master Lease. X.Com agrees to indemnify ConAgra and hold ConAgra harmless from and against all loss, liability obligation, damage, penalty, cost, charge and expense of any kind whatsoever (including, but not limited to, reasonably attorneys' fees) whenever asserted or occurring, which ConAgra may incur or pay out, or which may be asserted against ConAgra (i) by any reason or any failure of or by X.Com to perform or comply with any and all of the terms, covenants, conditions and provisions of this Sublease, (ii) by reason of any breach or violation of (or caused by) X.Com of the terms, covenants, conditions and provisions of the Master Lease, (iii) by reason of any work or thing of whatsoever kind done in, on or about the Subleased Premises or the Building by X.Com or (iv) by reason of the negligence or willful act or omission of X.Com.

    18. Hazardous or Toxic Materials. As used herein, "Hazardous or Toxic Materials" shall include but not be limited to asbestos containing materials ("ACM") petroleum products, radioactive materials, polychlorinated biphenyls (PCBs) and substances or compounds containing PCBs and all other materials, substances, wastes, and chemicals classified, defined, listed, or regulated as, or containing, a "hazardous substances," "hazardous materials," or "toxic substances," "pollutant," "contaminant," "solid waste" under any Environmental Law or which may become regulated by or under the authority of any Environmental Law. As used herein, the term "Environmental Laws" shall include any and all local, state or federal laws, statutes, rules, regulations, ordinances, orders, permits, licenses or other applicable governmental restrictions, guidelines or legal requirements, relating directly or indirectly to human health or safety or environment, or the presence, handling, treatment, storage, disposal, recycling, reporting, remediation, investigation, or monitoring of hazardous or toxic material including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.

    X.Com shall not be responsible for, nor shall the provisions of Section 17 of this Sublease or any similar provision or provisions of the Master Lease apply to any Hazardous or Toxic Materials in, on or under the Subleased Premises prior to the Commencement Date or at any time if not placed there by X.Com. In addition, X.Com shall have no responsibility for the exacerbation of, or release of any pre-existing Hazardous or Toxic Materials contamination, in, on or under the Subleased Premises or the Building, including ACM's, as a result of any of X.Com's alterations or improvements.

    19. Insurance; Mutual Waiver. X.Com shall maintain throughout the Term insurance of the type and in the amounts required of ConAgra in paragraph 12 of the Master Lease and shall also be solely responsible for insuring its personal property located on the Subleased Premises. X.Com shall provide documentation evidencing that such insurance is in force. All such insurance policies shall be in a form, and issued by companies, reasonably satisfactory to Landlord and ConAgra and shall provide that such policies may not be cancelled without thirty (30) days prior written notice to ConAgra. ConAgra and X.Com each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Sublease) at the time of such loss or damage.

    20. Events Of Default. The occurrence of any one or more of the following events shall constitute a material default of this Lease by X.Com:

      (a) The failure by X.Com to make any payment of Rent payable in monthly installments pursuant to Paragraph 4 hereof within five (5) days after written notice that such payment is due.

      (b) The failure by X.Com to make any payment of Additional Rent or any other payment required to be made by X.Com under this Sublease within five (5) days after written notice that such payment is due.

      (c) X.Com abandons the Subleased Premises.

      (d) The failure by X.Com to observe or perform any of the covenants, conditions or provisions of this Sublease or the Master Lease to be observed or performed by X.Com, where such failure shall continue for a period of thirty (30) days after written notice thereof from ConAgra to X.Com, provided, however, that if the nature of X.Com's noncompliance is such that more than thirty (30) days are reasonably required for its cure, then X.Com shall not be deemed to be in default if X.Com commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion.

      (e) (i) The making by X.Com of any general arrangement or general assignment for the benefit of creditors; (ii) X.Com becoming a "debtor" as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against X.Com, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of X.Com's assets located at the Premises or of X.Com's interest in this Sublease, or (iv) the attachment, execution, or other judicial seizure of substantially all of X.Com's assets located at the Subleased Premises or of X.Com's interest in this Sublease, where such seizure is not discharged within thirty (30) days.

      (f)  The discovery by ConAgra that any financial statement or information given to ConAgra by X.Com or by any guarantor of X.Com's obligation hereunder was knowingly false when presented to ConAgra.

    21. ConAgra's Remedies. In the event of any default or breach of this Sublease by X.Com, ConAgra may at any time thereafter, without further notice or demand and without limiting ConAgra in the exercise of any right or remedy which ConAgra may have by reason of such default:

      (a) Terminate X.Com's right to possession of the Subleased Premises by any lawful means, in which case this Sublease and the term hereof shall terminate and X.Com shall immediately surrender possession of the Subleased Premises to ConAgra. In such event ConAgra shall be entitled to recover from X.Com all damages incurred by ConAgra by reason of X.Com's default including, but not limited to, the cost of recovering possession of the Subleased Premises; expenses of reletting, including necessary renovation and alteration of the Subleased Premises, reasonable attorneys fees, and any real estate commission actually paid; Basic Rent and Additional Rent that would have been paid through the end of the Term had the Sublease not been terminated due to X.Com's default; and that portion of the leasing commission paid by ConAgra applicable to the unexpired term of this Sublease; and/or

      (b) Maintain X.Com's right to possession, in which case this Sublease shall continue in effect whether or not X.Com shall have vacated or abandoned the Subleased Premises. In such event ConAgra shall be entitled to enforce all of ConAgra's rights and remedies under this Sublease, including the right to recover the Basic Rent and Additional Rent as it becomes due hereunder; and/or

      (c) Enter the Subleased Premises at any time to cure any default without thereby incurring any liability to X.Com or anyone claiming through or under X.Com. Any expenses incurred by ConAgra in connection with any such performance or involved in collecting or endeavoring to collect rent or enforcing or endeavoring to enforce any rights against X.Com under or in connection with this Sublease or pursuant to law shall be paid by X.Com as Additional Rent on demand; and/or

      (d) Pursue in connection with any other remedies now or hereafter available to ConAgra under the laws or judicial decisions of the state of where the Subleased Premises are located.

    The remedies provided under this paragraph 20 are nonexclusive and may be combined with other remedies hereunder available to ConAgra for X.Com's material default or breach hereunder.

    22. ConAgra's Rights Under Master Lease. Provided this Sublease has not been terminated pursuant to paragraph 20, above, as a result of X.Com's default, ConAgra will not exercise its Right to Renew as contained in paragraph 26 of the Master Lease or it Right to Terminate as contained in paragraph 27 of the Master Lease.

    23. Notices. All notices required or desired to be given under this Sublease shall be in writing and shall be deemed delivered (i) when delivered personally; or (ii) three (3) days after deposit in the United States mail, certified or registered mail with return receipt requested, postage prepaid; or (iii) one day after deposit with a nationally recognized overnight courier service, delivery charges prepaid, addressed as follows:

      (a) If to ConAgra:

      ConAgra, Inc.
      One ConAgra Drive
      Omaha, Nebraska 68102
      Attn.: Vice-President—Controller

      (b) If to X.Com:

X.Com Corporation,

Omaha, Nebraska

Copies of notices are provided for informational purposes only and failure to give or receive such copy shall not affect the validity or timeliness of notice appropriately given to the designated notice recipient for each party hereto.

    24.  Force Majeure.  If ConAgra cannot perform any of its obligations hereunder due to events beyond its control, the time for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond ConAgra's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material government regulation of restriction, conditions of the Building, matters which are the responsibility of the Landlord under the Master Lease and weather conditions.

    25.  Miscellaneous.

    (a)  Captions, etc.  The captions of this Sublease are included for convenience only and are not intended to modify or influence the meaning of any paragraph hereof. Whenever required by the context of this Sublease, the singular shall include the plural and vice versa; the masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of X.Com, the term "X.Com" shall include X.Com's agents, employees, contractors, licensees, invitees, successors or others with X.Com's express or implied permission, however, ConAgra shall have no obligation to any party other than X.Com specifically identified in the introductory paragraph hereof.

    (b)  Entire Agreement; Amendments.  This Sublease constitutes the entire agreement of the parties with regard to the Subleased Premises and supersedes all prior written and oral agreements and representations. All amendments to this Sublease must be in writing and signed by all parties.

    (c)  Governing Law.  This Sublease shall be governed by and construed in accordance with the laws of the State of Nebraska.

    (d)  Power of Authority.  Each person signing this Sublease represents and warrants that he has full authority to do so and that this Sublease binds the corporation on whose behalf it is executed.

    IN WITNESS WHEREOF, the parties have executed and delivered this instrument as of the date first above written.

ConAgra, Inc.		X.Com Corporation
By:	/s/ JAY D. BOLDING	By:	/s/ WILLIAM HARRIS

Printed Name:	Jay D. Bolding	Printed Name:

Title:	Vice President/Controller	Title:

CONSENT TO SUBLEASE BY MASTER LESSOR

    The undersigned, Metro-Omaha Associates, LLC ("Landlord"), as Landlord under the Master Lease, subject to the terms and conditions contained in this Consent, hereby consents to the foregoing Sublease between ConAgra, Inc. and X.Com, but without thereby releasing ConAgra, Inc. as Tenant under the Master Lease from any liability or obligation to Landlord under the Master Lease. This consent is further based on the following:

    1.  Landlord represents that ConAgra is not in breach of the Master Lease.

    2.  In consenting to this Sublease, Landlord acknowledges and agrees that X.Com is not responsible for any Hazardous or Toxic Materials, as such are defined in the Sublease, in, on or under the Subleased Premises prior to the Commencement Date or at any time if not caused by X.Com.

    3.  X.Com shall not be responsible for the exacerbation or release of any pre-existing Hazardous or Toxic Materials as a result of any alterations or improvements to the Subleased Premises.

    Landlord shall indemnify and hold X.Com harmless of, from and against any and all claims, expenses, loss or liability incurred or suffered by X.Com as a result of Hazardous or Toxic Materials in, under or on the Subleased Premises, that were not brought on the Subleased Premises by X.Com. The obligations of Landlord under this section shall survive the expiration of the Sublease.

    4.  Landlord having delivered to X.Com prior to X.Com's execution of the Sublease a copy of the Environmental Evaluation dated May 19, 1988.

    5.  Landlord shall pay, at its sole cost and expense, the remeasuring of the Subleased Premises as set forth in Section 1 of the Sublease.

    6.  Landlord, at its sole cost and expense, shall place the Subleased Premises in the "Commencement Date Condition" identified on the Construction Plan attached to the Sublease as Exhibit "C".

    7.  Landlord shall pay, at its sole cost and expense, the cost to separately meter the utilities to the Subleased Premises as set forth in Section 12 of this Sublease.

CONSENTED AND ACCEPTED IN ACCORDANCE WITH THE PROVISIONS OF THE MASTER LEASE THIS 25 DAY OF APRIL, 2000.

LANDLORD: Metro-Omaha Associates, L.L.C.,
By:	/s/ THOMAS G. HOTZ
Thomas G. Hotz, Managing Member

EXHIBIT "A"

     Conagra, Inc.

TENANT

Lease Space at
11128 John Galt Boulevard
Omaha, Nebraska

METRO-OMAHA ASSOCIATES, LLC

LANDLORD

January 2000

TABLE OF CONTENTS

1.	Lease Grant	1
2.	Term	1
3.	Rent	1
	(a) Basic Rent	1
	(b) Payment	1
	(c) Rental Adjustment	1
4.	Delinquent Payment; Handling Charges	2
5.	Hours of Operations	2
6.	Landlord's Obligations	3
	(a) Services	3
	(b) Restoration of Services	3
7.	Condition of Premises	3
8.	Improvement; Alterations; Repairs; Maintenance	3
	(a) Improvement; Alterations	3
	(b) Repairs; Maintenance	4
	(c) Performance of Work	4
	(d) Mechanic's Liens	4
9.	Use	4
10.	Parking	5
11.	Assignment and Subletting	5
	(a) Landlord's Consent Required	5
	(b) Tenant Affiliate	5
	(c) Release of Tenant	5
	(d) Profits of Sublease	5
12.	Insurance; Waivers; Subrogation; Indemnity	5
	(a) Insurance	5
	(b) Waiver of Negligence; No Subrogation	5
	(c) Mutual Indemnity	6
13.	Subordination; Attornment; Notice to Landlord's Mortgagee	6
	(a) Subordination	6
	(b) Attornment	6
	(c) Notice to Landlord's Mortgagee	6
14.	Rules and Regulations	6
15.	Condemnation	6
	(a) Total Talking	6
	(b) Partial Taking—Tenant's Rights	6
	(c) Partial Taking—Landlord's Rights	7
	(d) Award	7
16.	Fire or Other Casualty	7
	(a) Repair Estimate	7
	(b) Landlord's and Tenant's Rights	7
	(c) Landlord's Rights	7
	(d) Repair Obligation	7
17.	Personal Property Taxes	7
18.	Events of Default	8
19.	Remedies	8
20.	Payment by Tenant; Non-Waiver	9
	(a) Payment by Tenant	9

i

	(b) No Waiver	9
21.	Surrender of Premises	9
22.	[Intentionally Left Blank]	9
23.	Holding Over	9
24.	Certain Rights Reserved by Landlord	10
25.	Security Deposit	10
26.	Right to Renew	10
27.	Right to Terminate	11
28.	Miscellaneous	11
	(a) Landlord Transfer	11
	(b) Landlord's Liability	11
	(c) Force Majeure	11
	(d) Brokerage	11
	(e) Estoppel Certificates	11
	(f) Notices	11
	(g) Separability	12
	(h) Amendments; and Binding Effect	12
	(i) Quiet Enjoyment	12
	(j) No Merger	12
	(k) No Offer	12
	(l) Entire Agreement	13
	(m) Waiver of Jury Trial	13
	(n) Governing Law	13
	(o) Joint and Several Liability Financial Reports	13
	(p) [Intentionally Left Blank]	13
	(q) Telecommunications	13
	(r) General Definitions	13
	(s) [Intentional Left Blank]	13
	(t) List of Exhibits	14

LIST OF EXHIBITS

Exhibit A—Outline of Premises
Exhibit B—Legal Description of Building
Exhibit C—Building Rules and Regulations

ii

LEASE

    THIS LEASE AGREEMENT (this "Lease") is entered into as of this  day of January, 2000, between Metro-Omaha Associates, L.L.C., a Nebraska limited liability company ("Landlord"), and ConAgra, Inc., a Delaware Corporations ("Tenant").

    1.  Lease Grant.  Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord premises comprised of approximately 36,193 rentable square feet as depicted in the plan attached as Exhibit A (the "Premises") in the office building known as The Metropolitan Business Center located on the majority of the south wing of the fourth floor and the entire third floor at 11128 John Galt Boulevard, Omaha, Nebraska (collectively, the "Building"). The land on which the Building is located is described on Exhibit B. The term "Building" includes the related land, driveways, parking facilities, and similar improvements.

    2.  Term.  The term of this Lease shall be thirty-eight (38) months, commencing on April 1, 2000 (the "Commencement Date"), and expiring at 11:59 p.m. on the date that is (38) months following the Commencement Date (the "Term", which definition shall include all renewals of the initial Term). If the Commencement Date is not the First day of a calendar month, then the Term shall be extended by the number of days between the Commencement Date and the first day of the next month.

    3.  Rent.

    (a)  Basic Rent.  "Basic Rent" (herein so called) shall be as follows:

Months	1-2	$21,866.60	Per month

Months	3-12	$43,733.21	Per month

Months	13-24	$44,487.23	Per month

Months	25-38	$45,241.25	Per month

This Basic Rental Rate shall be adjusted as defined in paragraph 3(c).

    (b)  Payment.  Tenant shall timely pay to Landlord Basic Rent and all additional sums to be paid by Tenant to Landlord under this Lease (collectively, the "Rent"), without deduction or set off, at Landlord's address provided for in this Lease or by wire transfer to an account of Landlord, if Landlord provides Tenant with routing information for such account, or as otherwise specified by Landlord, Basic Rent, adjusted as herein provided, shall be payable monthly in advance, and shall be accompanied by all applicable state and local sales or use taxes. The first montly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease; thereafter, Basic Rent shall be payable contemporaneously with the execution of this Lease; thereafter. Basic Rent shall be payable on the first day of each month beginning on the first day of the the second full calendar month of the Term. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month from and after the Commencement Date, and shall be due on the Commencement Date.

    (c)  Rental Adjustment.  Beginning June 1, 2002, Tenant shall, for each fiscal year from June 1 to May 30 after the Base Year (hereinafter defined) pay to Lessor as additional rent ("Additional Rent") 27.9908 percent (being the proportion which the rentable square feet of the Demised Premises bears to the total rentable square feet of the Building, hereinbefore referred to as Lessee's Proportionate Share) of the increase (if any) in the Operating Costs of the Building (as hereinafter defined) such fiscal year over the Operating Costs of the building for the Base Year.

      (1) Definitions - The Operating Costs of the building are hereby defined as all real estate taxes and assessments on the real property (land and Building) of which the Demise Premises are a part, heat, air conditioning, water and sewer use fees, utilities, insurance, janitorial and cleaning service, management fees, salaries, wages, payroll taxes, and other personnel cost of engineers, superintendents, watchmen and other building employees, charges under maintenance and service contracts for chiller, boilers, controls and/or elevators, exterior window cleaning and building, plaza and parking lot maintenance and repair, personal property taxes (if any) in connection with personal property used in the operation of the Building, and maintenance, operation and repair expenses and supplies which are deducted for such calendar year (and not capitalized) for Federal Income Tax purposes; provided, however, that Operating Costs of the Building shall not include leasing commissions, payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Building. Real Estate taxes for the Base Year for subsequent calendar years shall be deemed to be the taxes payable in the respective calendar years, even though the levy or assessment thereof may be for a different fiscal year, and shall include general real estate taxes, special assessments, franchise taxes to the extent based upon the value of in lieu of or partially in lieu of general real estate taxes. The Base Year is hereby defined as the fiscal year from June 1, 2000 to May 30, 2001.

      (2) Statement for Tenant - On or before the first day of August, and on or before that day in each subsequent year, and on or before the first day of August immediately following the expiration or earlier termination of the term, Landlord will furnish a comparative statement which shall show a comparison of all pertinent items and information applicable to the Base Year and to the calendar year preceding the year in which the comparative statement is submitted and the amount, if any, of the increase in rent to be enforced as hereinafter set forth. The failure of Landlord to furnish a comparative statement, for any year in accord with this Paragraph B shall be without prejudice to the right of Landlord to furnish comparative statements in subsequent years.

      (3) Payment of Adjusted Rental - Within fifteen (15) days after the delivery of the first comparative statement referenced in Paragraph (b) above, Tenant shall pay to Landlord, as adjusted rental a lump sum payable equal to the amount (if any) of Tenant's proportional share of such increase for the previous calendar year compared to the Base Year (the "Total Rent Increase"). In subsequent years, the lump sum payment due hereunder (if any) shall be reduced by subtracting the prior year Total Rent Increase from the current year Total Rent Increase. If such payments are required, Tenant shall pay in addition, a further lump sum payment equal to 1/12th of the Total Rent Increase for each month that has passed in the current calendar year (presumably 3/12th of said amount if the comparative statement is served in August) but crediting Tenant, after the first year, with the 1/12th amount payments carried over from the previous year. Thereafter, Tenant shall pay 1/12th or the current year Total Rent Increase until the next comparative statement is served. The additional rent due to the Landlord as disclosed by the comparative statement furnished on or before the 1st day of August immediately following the expiration or earlier termination of this lease, shall be paid within fifteen (15) days after the rendition of such comparative statement.

    4.  Delinquent Payment; Handling Charges.  All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of 10% per annum (the "Interest Rate") or the maximum lawful rate of interest. In no event, however, shall the charges permitted under this Section 6(a) or elsewhere in this Lease, to the extent they are considered to be interest under law, exceed the maximum lawful rate of interest.

    5.  Hours of Operation.  The hours of operation for the Building are 7:00 a.m. to 7:00 p.m., Monday through Friday, are 8:00 a.m. to 12:00 p.m. on Saturday, excluding federal, state or local holidays.

    6.  Landlord's Obligations.

    (a)  Services.  Landlord agrees to furnish services to the Demised Premises during reasonable and usual business hours as are established in the rules and regulations of the Building wherein the Demise Premises are situated (said rules and regulations being attached hereto, marked Exhibit "C" and by this reference made a part hereof) and provided Tenant is not in default under any of the provisions of this Lease, the following services at Landlord's sole expense (subject, however, to the provisions of Paragraph 3(c) of this Lease): Heating, Ventilation, Air Conditioning, Electrical and Janitorial Services in the manner customary in a first-class office Building. It is hereby agreed that the Landlord shall have the right to discontinue any service above-mentioned or any part thereof whenever and during any period for which bills or rent or other service are not promptly paid by the Tenant. It is agreed that the Landlord shall not liable for damages nor shall the rental hereinbefore stipulated be abated for failure to furnish any service above mentioned, or any part hereof as aforesaid, when such failure to furnish or delay in furnishing is occasioned by needful repairs, renewals or improvements, or in whole or in part by any strike or labor controversy or by any accident or casualty whatsoever, or by any act or default of the Tenant or other parties, or by any unauthorized act or default of the Tenant or other parties, or by any unauthorized act or default of any employee of the Landlord, nor for any other cause or causes beyond the control of the Landlord.

    It is further understood and agreed that in the event that Tenant should decide to install high consumption electrical equipment, Tenant will first submit all plans and specifications of such installation to the Landlord for written approval, which approval shall not be unreasonably withheld. Any such installation is to be at Tenant's expense. The cost of electrical current to operate said equipment is to be determined before the time of installation and charged as additional rent. In case Landlord and Tenant are unable to agree upon said charge, Tenant, upon written notice from Landlord, will be required to install, at the Tenant's expense, metering devices and circuits of Omaha Public Power District, or successor, and pay all electrical charges directly to the electric company.

    (b)  Restoration of Services.  Landlord shall use best reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant's obligations hereunder.

    7.  Condition of Premises.  Tenant hereby accepts the Premises in their "AS IS" condition, and Landlord shall have no obligation to perform any work therein (including, without limitation, demolition of any improvements existing therein or construction of any tenant finishwork or other improvements therein); provided however, Landlord must complete the renovations to the common areas prior to the Commencement Date, and provided further that Landlord warrants that the heating, ventilating and air-conditioning systems in the Building are in good working order as of the Commencement Date. Landlord shall provide to Tenant an improvement allowance equal to Seventy Five Thousand and no/100 dollars ($75,000), which amount shall be paid to Tenant within 30 days after Tenant delivers to Landlord copies of receipts or invoices for the costs of such improvements. Tenant must apply One Hundred percent (100%) of the allowance to the improvements.

    8.  Improvements; Alterations; Repairs; Maintenance.

    (a)  Improvements; Alterations.  Improvements to the Premises shall be installed at Tenant's expense only except for Landlord's allowance above in accordance with plans and specifications which have been previously submitted to, and approved in writing by, Lanlord. No alterations or physical additions in or to the Premises may be made without Landlord's prior written consent, which shall not be unreasonably withheld, or delayed; however, Landlord may withhold its consent to any alteration or addition that would affect the Building's structure or its HVAC, plumbing, electrical, or mechanical systems. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type which would affect the appearance of the exterior of the Building or of any common areas of the Building without the prior written consent of Landlord, which shall not be unreasonably withheld, or delayed. All alterations, additions, or improvements made in or upon the Premises shall, at Landlord's option, either be removed by Tenant prior to the end of the Term (and Tenant shall repair all damage caused thereby), or shall remain on the Premises at the end of the Term without compensation to Tenant; provided, however, Landlord shall notify Tenant at the time of any such approval whether Landlord will require Tenant to remove such improvements at the end of the Term. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's approval of the plans and specifications therefor shall not be a representation by Landlord that such alterations, additions, or improvements comply with any Law. Notwithstanding any other provision in this Section, Tenant shall be entitled to make nonstructural, cosmetic alterations or improvements to the Premises without Landlord's consent or approval; provided however, any alterations or improvements exceeding an aggregate value of $25,000 in any calendar year shall require Landlord's approval.

    (b)  Repairs; Maintenance.  Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within thirty (30) days after the occurrence of such damage, then Landlord may make the same at Tenant's cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant's expense, rather than having Tenant repair such damage but Landlord shall provide Tenant with five (5) days notice. The cost of all repair or placement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor.

    (c)  Performance of Work.  All work described in this Section 8 shall be performed only by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord as an additional insured against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Premises, the Building, or the components thereof.

    (d)  Mechanic's Liens.  Tenant shall not permit any mechanic's liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing thereof to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably require satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor.

    9.  Use.  Tenant shall use the Premises only for office use (the "Permitted Use") and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any hazardous materials or substances. If, because of a Tenant's act, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord's other rights. Tenant shall conduct its business so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building.

    10.  Parking.  Tenant shall have non-exclusive use of the parking area associated with the Building (the "Parking Area") during the initial and any renewal Terms subject to such terms, conditions and regulations as are from time to time applicable to users of the Parking Area.

    11.  Assignment and Subletting.

    (a) Landlord's Consent Required. Tenant shall not assign or sublet all or any part of Tenant's interest in this Lease or in the Premises, without Landlord's prior written consent, which Landlord shall not withhold or delay unreasonably.

    (b) Tenant Affiliate. Notwithstanding the provisions of Section 11(a), Tenant may assign or sublet the Premises, or any portion thereof, without Landlord's consent, to any Affiliate of Tenant, provided that said assignee assumes, in full, the obligations of Tenant under this Lease.

    (c) Release of Tenant. Should Landlord provide its consent pursuant to Section 11(a), or in the event of an assignment or subletting pursuant to Section 11(b), Tenant shall not be relieved of any obligations hereunder including the financial obligation.

    (d) Profits of Sublease. Any profits received form the sublease shall be divided equally between Landlord and Tenant, after the amortization of subleasing costs.

    12.  Insurance; Waivers; Subrogation; Indemnity.

    (a) Insurance. Tenant shall maintain throughout the Term the following insurance policies: (1) commercial general liability insurance in amounts of $1,000,000 per occurrence with $2,000,000 in the aggregate or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord's agents and their respective affiliates against all liability for injury to, or death of, a person or persons or damage to property arising from the use and occupancy of the Premises, only to the extent of Tenant's negligence, acts or omissions (2) contractual liability insurance sufficient to cover Tenant's indemnity obligations hereunder, and (3) worker's compensation insurance, containing a waiver of subrogation endorsement reasonably acceptable to Landlord. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverage required hereunder, and Tenant shall obtain a writhen obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

    Landlord shall maintain throughout the Term the following insurance policies: (1) commercial general liability insurance in the amounts of $ 1,000,000 per occurrence and $2,000,000 in the aggregate, insuring Landlord and Tenant and their respective affiliates against all liability for injury to, or death of, a person or persons or damage to property arising from the use and occupancy of the Building, only to the extent of Landlord's negligence, acts or omissions; (2) contractual liability insurance sufficient to cover Landlord's indemnity obligations hereunder; and (3) worker's compensation insurance, containing a waiver of subrogation endorsement reasonably acceptable to Tenant.

    (b) Waiver of Negligence; No Subrogation. Landlord and Tenant each waives any claim it might have against the other for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property (a "Loss"), to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord's or Tenant's futures, personal property, leasehold improvements, or business, or, in the case of Tenant's waiver, is required to be insured against under the terms hereof; however, Landlord's waiver shall not include any deductible amounts on insurance policies carried by Landlord or to any coinsurance penalty which Landlord may sustain. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

    (c) Mutual Indemnity. Subject to Section 12(b), except for the gross negligence or willful misconduct of the indemnitee, Landlord and Tenant (individually, "Indemnitor") shall indemnify, defend and protect the other, its affiliates and their representatives and agents (collectively, "Indemnitee") from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys' fees) arising from (A) where Landlord is the Indemnitee, (1) any occurrence on the Premises or (2) Tenant's failure to perform its obligations under this Lease; and (B) where Tenant is the Indemnitee, Landlord's operation and maintenance of the Building excluding the Premises. These indemnity provisions shall survive termination or expiration of this Lease for one (1) year. If any proceeding is filed for which indemnity is required hereunder, the Indemnitor agrees, upon the Indemnitee's request therefor, to defend the Indemnitee in such proceeding at its sole cost utilizing counsel satisfactory to the Indemnitee.

    13.  Subordination; Attornment; Notice to Landlord's Mortgagee.

    (a) Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument, or any ground lease, or primary lease, that now or hereafter covers all or any part of the Premises (the mortgagee under any such mortgage or the lessor under any such lease if referred to herein as as "Landlord's Mortgagee"), provided Landlord's Mortgagee agrees in writing not to disturb Tenant's quiet enjoyment of the Premises so long as Tenant is not in default of this Lease beyond all applicable cure periods and Tenant attorns to Landlord's Mortgagee after the latter has succeeded to Landlord's interest in the Building. Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its mortgage, ground lease, or other interest in the Premises by so notifying Tenant in writing.

    (b) Attornment. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request.

    (c) Notice to Landlord's Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

    14.  Rules and Regulations.  Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit C. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

    15.  Condemnation.

    (a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a "Taking"), this Lease shall terminate as of the date of the Taking, provided that Landlord shall have notified Tenant of such Taking.

    (b) Partial Taking - Tenant's Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred and fifty (150) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

    (c) Partial Taking - Landlord's Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 15(b).

    (d) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the land on which the Building is situated, the Building, and other improvements taken, and Tenant may separately pursue a claim (to the extent it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

    16.  Fire or Other Casualty.

    (a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a "Casualty"), Landlord shall, within thirty (30) days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice") of the time needed to repair the damage caused by such Casualty.

    (b) Landlord's and Tenant's Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a timely manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred and fifty (150) days after the Casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant if Tenant does not so timely terminate this Lease, then (subject to Section 16(c)) Landlord shall repair the Building or the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

    (c) Landlord's Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Basic Rent and Additional Rent shall be abated as of the date of the Casualty.

    (d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord's obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

    17.  Personal Property Taxes.  Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days after Landlord has invoiced Tenant therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with law and if the non-payment thereof does not pose a threat of loss or seizure of the Building or interest of Landlord therein or impose any fee or penalty against Landlord.

    18.  Events of Default.  Each of the following occurrences shall be an "Events of Default":

      (a) Tenant's failure to pay Rent with ten (10) days after Landlord has delivered notice to Tenant that the same is due;

      (b) Tenant fails to provide any estoppel certificate verifying factual information supplied on the certificate by Landlord as called for in this Lease and such failure shall continue for ten (10) days after written notice thereof from Landlord to Tenant;

      (c) Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof provided, if the nature of Tenant's failure is such that more time is reasonably required in order to cure, there shall be no Event of Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); and

      (d) The filing of a petition by or against Tenant (the term "Tenant" shall include, for the purpose of this Section 18(e), any guarantor of Tenant's obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (4) for the reorganization or modification of Tenant's capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.

    19.  Remedies.  Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

      (a) Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 20(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Central Edition, in its listing of "Money Rates" minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

      (b) Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 20(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19(b). If Landlord elects to proceed under this Section 19(b), it may at any time elect to terminate this Lease under Section 19(a); or

      (c) Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

    20.  Payment by Tenant; Non-Waiver.

    (a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing and restoring the Premises to the condition Section 21 requires, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of its rights, remedies, and recourses arising out of the Event of Default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of Nebraska shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties' rights and obligations under this Lease.

    (b) No Waiver. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

    21.  Surrender of Premises.  No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 15 and 16 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant, and shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment wiring, and furniture as Landlord may request. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 21 shall survive the end of the Term.

    22.  [Intentionally Left Blank]

    23.  Holding Over.  If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rent equal to 125% for the first 90 days, 150% for the next 90 days of the daily Basic Rent payable during the last month of the Term. The provisions of this Section 23 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

    24.  Certain Rights Reserved by Landlord.  Provided that the exercise of such rights does not unreasonably interfere with Tenant's access to or occupancy of the Premises (24 hours per day, 7 days per week), Landlord shall have the following rights:

      (a) To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, but not the Premises; to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

      (b) To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time; and

      (c) To enter the Premises at reasonable hours to show the Premises to prospective purchasers, lenders, or, during the last 4 months of the Term, tenants.

    25.  Security Deposit.  Tenant has deposited with Landlord the sum of Zero ($0.00) Dollars. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, the Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any other amount which Landlord expend or become obligated to spend by reason of Tenant's default or to compensate the Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or at Landlord's option, to the last assignee of Tenant's interest hereunder) at the expiration of the Lease term. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer said deposit of Landlord's successor in interest.

    26.  Right to Renew.  At the end of the initial Term of the Lease, provided Tenant is not in Default under the terms of this Lease, Tenant shall have the Option to Renew the term of this Lease for one (1) period of one (1) year hereinafter ("Renewal Term") provided that Tenant gives Landlord advance written notice of its intent to exercise this Option to Renew six (6) months prior to the end of the initial Term. The Renewal Term shall be governed by all the terms, covenants, and conditions of the Lease applicable to the initial term except that the rental rate for the Renewal Term shall be an amount equal to $49,765.38 per month for each month during the Renewal Term based on 36,193 rentable square feet.

    27.  Right to Terminate.  Tenant shall have the one time right to terminate this Lease on the last day of thirtieth (30th) month by giving written notice of such interest not less than six (6) months prior to the last day of the thirtieth (30th) month and by tendering to Landlord a termination fee of $35,000 payable at the notice date.

    28.  Miscellaneous.

    (a)  Landlord Transfer.  Landlord may transfer any portion of the Building and any of its rights under this Lease. Landlord shall thereby be released from any further obligations hereunder, provided that the assignee assumes Landlord's obligations hereunder in writing.

    (b)  Landlord's Liability.  The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord shall not be personally liable for any deficiency. This Section shall not limit any remedies which Tenant may have for Landlord's defaults which do not involve the personal liability of Landlord.

    (c)  Force Majeure.  Excluding a party's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

    (d)  Brokerage.  Except for The Mega Corporation and P.J. Morgan Real Estate Company, whose commission(s) shall be paid by Landlord, Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

    (e)  Estoppel Certificates.  From time to time, Tenant shall furnish to any party designated by Landlord, within fifteen days after Landlord has made a request therefor, a certificate signed by Tenant containing such factual certifications and representations as to this Lease as Landlord may reasonably request.

    (f)  Notices.  All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified next to their signature block, (2) hand delivered to the intended address, or (3) sent by prepaid telegram, cable, facsimile transmission, or telex followed by a confirmatory letter. A copy of all notices to Tenant shall be delivered in one of the afore described methods to:

ConAgra, Inc. One ConAgra Drive Omaha, Nebraska 68102	Metro-Omaha Associates, LLC The MEGA Corporation 14301 FNB Parkway, Suite 100 Omaha, NE 68154
Phone: 402-595-4104 Fax: 402-595-4611 Attn: Vice President—Controller	Phone: 402-697-5881 Fax: 402-334-8976 Attn: Property Management
Cc: Metro-Omaha Associates, LLC One Pacific Place, Suite 450 1125 South 103rd Street Omaha, Nebraska 68124-0171 Attention: Thomas Hotz Phone: (402) 393-1300 Facsimile: (402) 393-2369

All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

    (g)  Separability.  If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

    (h)  Amendments; and Binding Effect.  This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

    (i)  Quiet Enjoyment.  Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

    (j)  No Merger.  There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

    (k)  No Offer.  The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

    (l)  Entire Agreement.  This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

    (m)  Waiver of Jury Trial.  To the maximum extent permitted by law, Landlord and Tenant each waive right to trial by jury in any litigation arising out of or with respect to this Lease.

    (n)  Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State of Nebraska.

    (o)  Joint and Several Liability.  If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease.

    (p)  [Intentionally Left Blank]

    (q)  Telecommunications.  Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant's telecommunications within the Building and from the Building to any other location without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed.

    (r)  General Definitions.  The following terms shall have the following meanings: "Laws" means all federal, state, and local laws, rules and regulations, all court orders, all governmental directives and governmental orders, and all restrictive covenants affecting the Property, and "Law" means any of the foregoing; "Affiliate" means any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question, any entity resulting from merger or consolidation with the party in question, or any person or entity which acquires all the assets of the party in question as a going concern of the business that is being conducted at a single site; "Tenant Party" shall include Tenant, any assignees claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any agents, contractors, employees, invitees of the foregoing parties; and "including" means including, without limitation.

    (s)  [Intentionally Left Blank]

    (t)  List of Exhibits.  All exhibits and attachments hereto are incorporated herein by this reference.

      Exhibit A—      Outline of Premises
      Exhibit B—      Legal Description of Building
      Exhibit C—      Building Rules and Regulations

TENANT:
ConAgra, Inc.
By:	/s/ J.P. O'DONNELL
Name:	J.P. O'Donnell
Title:	Executive VP, CFO, Corporate Secretary
Address:	One ConAgra Drive Omaha, NE 68102 Attn: Vice President—Controller Phone: (402) 595-4104 Fax: (402) 595-4611
LANDLORD:
Metro-Omaha Associates, LLC
By:	/s/ THOMAS G. HOTZ
Name:	Thomas G. Hotz
Title:	Managing Member One Pacific Place, Suite 450 1125 South 103rd Street Omaha, Nebraska 68124-0171 Attention: Thomas Hotz Phone: (402) 393-1300 Facsimile: (402) 393-2369

SUBLEASE AMENDMENT AGREEMENT

    THIS SUBLEASE AMENDMENT AGREEMENT (hereinafter "AGREEMENT") is made as of the 18th day of July, 2000, by and between CONAGRA, INC., a Delaware corporation (hereinafter "ConAgra") and X.COM CORPORATION, a California corporation (hereinafter "X.COM").

RECITALS

    A.  By a Sublease dated the April 25, 2000, (hereinafter the "Sublease"), X.COM let from CONAGRA approximately 23,117 rentable square feet of space, on the third and fourth floors (the "Subleased Premises") of the building commonly known as 11128 John Galt Boulevard, Omaha, Nebraska (the "Building").

    B.  Pursuant to Section 14(b) of the Sublease, X.COM has exercised its right of first refusal to increase the size of the Subleased Premises by adding approximately 13,076 rentable square feet on the third floor of the Building.

    NOW, THEREFORE, in consideration of the mutual promises herein contained, IT IS HEREBY AGREED AS FOLLOWS:

    1.  Construction.  This AGREEMENT shall be construed in conjunction with the Sublease and, except as amended hereby, all of the terms, covenants and conditions of the Sublease and all exhibits, addenda, amendments and extensions thereto to date, shall remain in full force and effect and are hereby ratified and confirmed.

    2.  Defined Terms.  All terms used herein shall have the meanings ascribed to them in the Sublease unless otherwise defined herein.

    3.  Effective Date.  The effect date of this AGREEMENT (the "Effective Date") shall be September 1, 2000.

    4.  From and after the Effective Date, the Subleased Premises shall be deemed to include all 36,193 square feet of the leased Premises leased by ConAgra from Landlord Pursuant to the Master Lease (as those terms are defined in the Sublease), composed of approximately 25,888 rentable square feet of space on the third floor of the Building and 10,305 rentable square feet of space on the fourth floor of the Building.

    5.  From and after the Effective Date, the Basic Rent during the remaining term of the Sublease shall be as follows:

9/01/2000 through 5/31/2002	—	$42,351.63 per month
6/01/2002 through 5/31/2003	—	$45,241.25 per month

    The above renal is computed at a rate of $13.50 per rentable square foot per year net of electrical charges for the period through May 31, 2002 for the portion of the Subleased Premises originally subleased pursuant to the Sublease and at the rate of $15.00 per rentable square foot per year net of electrical charges for the space added pursuant to this Amendment for the period through May 31, 2002, and at the rate of $15.00 per rentable square foot per year net of electrical charges for the period June 1, 2002, through May 31, 2003. Rental due for any portion of a month shall be prorated.

    6.  From and after the Effective Date the second sentence of the second paragraph of Paragraph 4. Rent shall be amended to provide as follows:

    In addition to the foregoing, X.Com shall be responsible for and pay (i) to the utility providing such service all charges for electrical service used in the Subleased Premises as and

1

    when such charges come due, and (ii) to ConAgra 100 percent of the "Additional Rent" due from ConAgra to Landlord pursuant to Paragraph 3(c) of the Master Lease as and when such "Additional Rent" is due from ConAgra to Landlord.

    IN WITNESS WHEREOF, ConAgra and X.Com have caused this SUBLEASE AMENDMENT AGREEMENT to be executed by their duly authorized officers, as of the day and year first above written.

ConAgra, Inc.		X.Com Corporation

By:	/s/ JAMES O'DONNELL	By:	/s/ ELIZABETH A. POWELL
Printed Name:	James O'Donnell	Printed Name:	Elizabeth A. Powell
Title:	CFO/ConAgra	Title:	Director of Customer Service

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CONSENT TO SUBLEASE AMENDMENT AGREEMENT BY MASTER LESSOR

    The undersigned, Metro-Omaha Associates, LLC ("Landlord"), as Landlord under the Master Lease, subject to the terms and conditions contained in this Consent, hereby consents to the attached SUBLEASE AMENDMENT AGREEMENT between ConAgra, Inc. and X.Com, but without thereby releasing ConAgra, Inc., as Tenant under the Master Lease from any liability or obligation to Landlord under the Master Lease. This consent is further based on the following:

    1.  Landlord represents that ConAgra is not in breach of the Master Lease.

    2.  In consenting to this SUBLEASE AMENDMENT AGREEMENT, Landlord acknowledges and agrees that X.Com is not responsible for any Hazardous or Toxic Materials, as such are defined in the Sublease, in, on or under the Subleased Premises prior to the Commencement Date or at any time if not caused by X.Com.

    3.  X.Com shall not be responsible for the exacerbation or release of any pre-existing Hazardous or Toxic Materials as a result of any alternations or improvements to the Subleased Premises.

    Landlord shall indemnify and hold X.Com harmless of, from and against any and all claims, expenses, loss's or liability incurred or suffered by X.Com as a result of Hazardous or Toxic Materials in, under or on the Subleased Premises, that were not brought on the Subleased Premises by X.Com. The obligations of Landlord under this section shall survive the expiration of the Sublease.

    4.  Landlord shall pay, at its sole cost and expense, the re-measuring of the Subleased Premises as set forth in Section 1 of the Sublease.

    5.  Landlord, at its sole cost and expense, shall place the Subleased Premises in the condition depicted on Exhibit C-3 attached to the LEASE AMENDMENT AGREEMENT.

    6.  Landlord shall pay, at its sole cost and expense, the cost to separately meter the utilities to the Subleased Premises as set forth in Section 12 of this Sublease.

    7.  Landlord shall use commercially reasonable efforts to obtain for the benefit of X.Com commercially reasonable non-disturbance agreements from any and all current groundlessors and holders of deeds of trust or mortgages covering the Building or the Subleased Premises.

    8.  In the event the Master Lease expires or terminates for any reason during the term of the Sublease, or if ConAgra surrenders the Master Lease to Landlord during the term of the Sublease, and so long as X.Com is not in default under the Sublease beyond any applicable notice or cure period, Landlord shall continue the Sublease with the same effect as if Landlord and X.Com had entered into a lease for that date and for a term equal to the then unexpired term of the Sublease, and on the same terms and conditions in the Sublease. In that event, X.Com will attorn to Landlord, and Landlord and X.Com will have the same rights, obligations and remedies under the Sublease as were had by ConAgra and X.Com. However, in no event shall Landlord (a) be liable for any act or omission of ConAgra, (b) be subject to any offsets or defenses that X.Com had or might have against ConAgra, (c) be obligated to cure any default of ConAgra under the Sublease, (d) be bound by any payment of rent or other payment paid by X.Com to ConAgra in advance of any periods reserved for that in the Sublease, (e) be bound by any modification or amendment of the Sublease made without the written consent of Landlord, or (f) be liable for the return of any security deposit not actually received by Landlord.

CONSENTED AND ACCEPTED IN ACCORDANCE WITH THE PROVISIONS OF THE MASTER LEAST THIS 18 DAY OF Apr. 2000.

                      LANDLORD:
                      Metro-Omaha Associates, L.L.C.

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